As filed with the Securities and Exchange Commission on August 30, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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comScore, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	54-1955550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11950 Democracy Drive, Suite 600 Reston, Virginia 20190 (703) 438-2000
(Addresses, including zip code, and telephone number, including area code, of registrant's principal executive offices)
___________________________________
Ashley Wright comScore, Inc. 11950 Democracy Drive, Suite 600 Reston, Virginia 20190 (703) 438-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________________
Copies to: John Kupiec Vinson & Elkins L.L.P. 1114 Avenue of the Americas 32nd Floor New York, NY 10036 (212) 237-0000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Series B Convertible Preferred Stock, par value $0.001 per share	82,527,609	$3.77	$311,129,086	$33,944.19
Common stock, par value $0.001 per share	95,871,812 (3)	$3.77	$361,436,731	$39,432.75

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant's common stock on the Nasdaq Global Select Market on August 25, 2021.

(3)	Includes up to (i) 95,800,797 shares of common stock that may be issued upon conversion of the Series B Convertible Preferred Stock held by the selling stockholders listed herein and (ii) 71,015 shares of common stock subject to deferred stock units held by individuals who have assigned their rights in such units to the selling stockholders. The initial conversion ratio is one share of Series B Convertible Preferred Stock in exchange for one share of common stock; however, the conversion ratio is subject to adjustment for accrued dividends and other items.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2021
PROSPECTUS
comScore, Inc.
82,527,609 Shares of Series B Convertible Preferred Stock
95,871,812 Shares of Common Stock
______________________________
This prospectus relates to the offer and sale, from time to time, by the selling stockholders named in this prospectus (the "selling stockholders") of up to (i) 82,527,609 shares of Series B Convertible Preferred Stock, par value $0.001 per share ("Series B Convertible Preferred Stock"), of comScore, Inc. (the "Company"), (ii) 95,800,797 shares of common stock, par value $0.001 per share ("common stock"), of the Company, which may be issued upon conversion of the 82,527,609 shares of the Series B Convertible Preferred Stock, and (iii) 71,015 shares of common stock subject to deferred stock units held by individuals who have assigned their rights in such units to certain selling stockholders (collectively, the "Securities").
On March 10, 2021, we issued 82,527,609 shares of our Series B Convertible Preferred Stock to the selling stockholders in a private offering. The Securities are being registered to fulfill our contractual obligations under a registration rights agreement entered into by us and the selling stockholders.
The shares offered by this prospectus may be sold from time to time by the selling stockholders at prevailing market prices or prices negotiated at the time of sale. The selling stockholders may offer and sell the Securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See "Plan of Distribution" and "Selling Stockholders."
We will not receive any proceeds from the sale of any of the shares by the selling stockholders. We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.
Our common stock is traded on the Nasdaq Global Select Market under the symbol "SCOR."
Our principal executive offices are located at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, and our telephone number at that address is (703) 438-2000.
You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See "Risk Factors" beginning on page 5 of this prospectus for information on certain risks related to the purchase of our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
______________________________
The date of this prospectus is     , 2021.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, the selling stockholders may use this prospectus to offer and sell up to an aggregate of 95,871,812 shares of our common stock and up to an aggregate of 82,527,609 shares of our Series B Convertible Preferred Stock from time to time. This prospectus generally describes comScore, Inc. and the Securities that our selling stockholders may offer. The selling stockholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The selling stockholders may sell their shares of the Securities through any means described below under the heading "Plan of Distribution."
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Available Information."
This prospectus contains and incorporates by reference forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements".
As used in this prospectus, references to the "Company," "we," "our," "us" or like terms mean comScore, Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

ABOUT COMSCORE, INC.
We are a global information and analytics company that measures advertising, content, and the consumer audiences of each, across media platforms. We create our products using a global data platform that combines information on digital platforms (connected (Smart) televisions, mobile devices, tablets and computers), television, over the top devices ("OTT"), direct to consumer applications, and movie screens with demographics and other descriptive information. We have developed proprietary data science that enables measurement of person-level and household-level audiences, removing duplicated viewing across devices and over time. This combination of data and methods enables a common standard for buyers and sellers to transact on advertising. This helps companies across the media ecosystem better understand and monetize their audiences and develop marketing plans, content and products to more efficiently and effectively reach those audiences. Our ability to unify behavioral and other descriptive data enables us to provide audience ratings, advertising verification, and granular consumer segments that describe hundreds of millions of consumers. Our customers include digital publishers, television networks, movie studios, content owners, brand advertisers, agencies and technology providers.
The information we analyze crosses geographies, types of content and activities, including websites, mobile and OTT applications, video games, television and movie programming, electronic commerce and advertising.
We are a Delaware corporation headquartered in Reston, Virginia with principal offices located at 11950 Democracy Drive, Suite 600, Reston, VA 20190. Our telephone number is 703-438-2000.
For additional information about our company, please read the documents listed under "Incorporation of Certain Documents by Reference."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to "incorporate by reference" in this prospectus information we have filed with the SEC which means that we can disclose important information to you, without actually including the specific information in this prospectus, by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update and supersede information previously filed with the SEC and in this prospectus. If there is additional information in a later-filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later-filed document, you should rely on the information in the later-dated document.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and before the termination of this offering (other than, in each case, information furnished rather than filed):
•our Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 10, 2021;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 6, 2021 and August 9, 2021, respectively;
•our Current Reports on Form 8-K filed on January 8, 2021, March 15, 2021, April 5, 2021, June 16, 2021 and July 23, 2021; and
•the description of our common stock contained in our registration statement on Form 8-A filed on May 30, 2018, and Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2020, including any other amendments or reports that we may file in the future for the purpose of updating the description of our common stock.
These reports contain important information about us, our financial condition and our results of operations.
You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:
comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
Attention: General Counsel
(703) 438-2000

AVAILABLE INFORMATION
We file annual, quarterly, current and other reports and other information with the SEC. Our filings are available to the public from commercial document retrieval services and through the SEC's website at http://www.sec.gov.
Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol "SCOR." Our reports and other information filed with the SEC can also be inspected at the offices of the Nasdaq Global Select Market.
We also make available free of charge on our website at www.comscore.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.
This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements made in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC's website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements contained in or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of federal and state securities laws. Forward-looking statements are all statements other than statements of historical fact. We attempt to identify these forward-looking statements by words such as "may," "will," "should," "could," "might," "expect," "plan," "anticipate," "believe," "estimate," "target," "goal," "predict," "intend," "potential," "continue," "seek" and other comparable words. Similarly, statements that describe our business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance; expectations regarding the impact on our business of the coronavirus ("COVID-19") pandemic and global measures to mitigate the spread of the virus; macroeconomic trends that we expect may influence our business, including any recession or changes in consumer behavior resulting from the COVID-19 pandemic; plans for business continuity; financing and capital expenditures; expectations regarding liquidity, customer payments and compliance with debt and financing covenants and other payment obligations; expectations regarding enhanced commercial relationships and the development and introduction of new products; effects of restructuring, remote work arrangements and other employment actions; regulatory compliance and expected changes in the regulatory or privacy landscape affecting our business; expected impact of litigation and regulatory proceedings; and plans for stabilization, growth and future operations, as well as assumptions relating to the foregoing.
Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These statements are based on current expectations and assumptions regarding future events and business performance and involve known and unknown risks, uncertainties and other factors that may cause actual events or results to be materially different from any future events or results expressed or implied by these statements. These factors include those set forth in the following discussion and elsewhere within this prospectus or incorporated by reference herein, as well as factors that cannot be predicted or quantified.
We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should not place undue reliance on forward-looking statements, which apply only as of the date of this prospectus. You should carefully review the risk factors described under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), all of which are incorporated by reference in this prospectus, and any risk factors included in any applicable prospectus supplement. Except as required by applicable law, including the rules and regulations of the SEC, we undertake no obligation, and expressly disclaim any duty, to publicly update or revise forward-looking statements, whether as a result of any new information, future events or otherwise. Although we believe the expectations reflected in the forward-looking statements are reasonable as of the date of this prospectus, our statements are not guarantees of future results, levels of activity, performance, or achievements, and actual outcomes and results may differ materially from those expressed in, or implied by, any of our statements.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading "Risk Factors" in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the value of our securities could decline, and you could lose part or all of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read "Cautionary Note Regarding Forward-Looking Statements."

USE OF PROCEEDS
All sales of the Securities covered by this prospectus will be by or for the account of the selling stockholders listed under the caption "Selling Stockholders." We will not receive any proceeds from the sale of the Securities by the selling stockholders.
The selling stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the Securities registered hereunder. We will bear all other costs, fees and expenses incurred by us in effecting the registration of the Securities registered hereunder. These may include, without limitation, registration and filing fees, printing fees and fees and expenses of our counsel and accountants. We will also pay certain fees and expenses of legal counsels to the selling stockholders.

SELLING STOCKHOLDERS
This prospectus relates to the resale of up to 95,871,812 shares of our common stock, par value $0.001 per share, and up to 82,527,609 shares of our Series B Convertible Preferred Stock by the selling stockholders named in this prospectus. 95,800,797 of the shares of common stock may be issued upon conversion of the 82,527,609 shares of Series B Convertible Preferred Stock, all of which were issued by us to the selling stockholders as part of the separate Series B Convertible Preferred Stock Purchase Agreements (collectively, the "Securities Purchase Agreements") entered into by and between the Company and each of Charter Communications Holding Company, LLC ("Charter"); Qurate Retail, Inc., the sole manager of Qurate SCOR, LLC; and Pine Investor, LLC, a Delaware limited liability company wholly owned by funds affiliated with or advised by Cerberus Capital Management, L.P. (collectively, the "selling stockholders" and individually, a "selling stockholder"). The remaining 71,015 shares of common stock are issuable pursuant to deferred stock units held by individuals who have assigned their rights in such units to certain selling stockholders. We are registering the Securities being offered hereby pursuant to our obligations to do so incurred in connection with the private placements and in order to permit the selling stockholders to offer the shares for resale from time to time. Other than the Securities Purchase Agreements and the transactions contemplated thereby (and any subsequent amendments to the transaction documents governing such transactions), the conversion of the Series B Convertible Preferred Stock, the entry into and performance under those certain agreements made and entered into as of March 10, 2021 by and among us and the selling stockholders, as described in our Current Report on Form 8-K filed with the SEC on March 15, 2021, and the other relationships described below, the selling stockholders and their affiliates have not had any material relationship with us within the past three years.
The table below identifies each of the selling stockholders and provides other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of shares of common stock and Series B Convertible Preferred Stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of common stock as of August 20, 2021 (except as otherwise indicated), assuming conversion of all shares of Series B Convertible Preferred Stock.
The third column lists the maximum number of shares of common stock being offered pursuant to this prospectus by the selling stockholders, assuming conversion of all shares of Series B Convertible Preferred Stock, as well as additional dividends expected to be accrued during a two-year period. We currently expect to pay such dividends in cash, as required by the certificate of designations for the Series B Convertible Preferred Stock. Any shares exceeding the number registered will be covered by a separate registration statement or post-effective amendment. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."
The fourth column lists the shares of common stock to be held by each selling stockholder after completion of this offering and assuming conversion of all shares of Series B Convertible Preferred Stock and the sale of all shares covered by this prospectus. The fifth column lists the percentage ownership of our common stock by each selling stockholder after completion of this offering, assuming that each selling stockholder sells all of the shares covered by this registration statement, to the extent such percentage will exceed 1% of the total number of shares of common stock outstanding.
The sixth column lists the number of shares of Series B Convertible Preferred Stock beneficially owned by each selling stockholder. The seventh column lists the maximum number of shares of Series B Convertible Preferred Stock being offered pursuant to this prospectus by the selling stockholders. The eighth and ninth columns list the shares of Series B Convertible Preferred Stock to be held by each selling stockholder after completion of this offering and the percentage ownership of our Series B Convertible Preferred Stock by each selling stockholder after completion of this offering, assuming that each selling stockholder sells all of the shares covered by this registration statement.
The information presented regarding the selling stockholders is based, in part, on information the selling stockholders provided to us in writing specifically for use herein.
The selling stockholders may have sold, transferred or otherwise disposed of some or all of the Securities listed below in exempt or registered transactions since the date on which the information below was provided to us and may in the future sell, transfer or otherwise dispose of some or all of the shares in private placement transactions exempt from, or not subject to the registration requirements of, the Securities Act. We have assumed for purposes of the table below that the selling stockholders will sell all of the Securities being offered hereby pursuant to this prospectus.
Information about the selling stockholders may change from time to time, including by addition of additional selling stockholders, and if necessary, we will supplement this prospectus accordingly.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering	Number of Shares of Series B Convertible Preferred Stock Owned Prior to Offering	Maximum Number of Shares of Series B Convertible Preferred Stock to be Sold Pursuant to this Prospectus	Number of Shares of Series B Convertible Preferred Stock Owned After Offering	Percentage of Shares of Series B Convertible Preferred Stock Owned After Offering
Charter Communications Holding Company, LLC (1)	27,851,265	31,977,645	0	*	27,509,203	27,509,203	0	*
Pine Investor, LLC (2)	27,834,188	31,960,568	0	*	27,509,203	27,509,203	0	*
Qurate SCOR, LLC (3)	27,807,219	31,933,599	0	*	27,509,203	27,509,203	0	*

*	Denotes less than 1% of the outstanding shares of the applicable security.
(1)
Charter Communications, Inc., CCH II, LLC, Charter Communications Holdings, LLC, Spectrum Management Holding Company, and Charter Communications Holding Company, LLC have shared voting and dispositive power for 27,509,203 shares of Series B Convertible Preferred Stock, convertible at any time at the option of the holder into shares of common stock (shown on an as-converted basis including accrued dividends). The Series B Convertible Preferred Stock is convertible into common stock at the option of the holder on a one-to-one basis, subject to adjustment for accrued dividends and other items. Also reported are 44,046 shares of common stock subject to vested, deferred stock units currently held by Company directors David Kline and Pierre Liduena, who have assigned their rights and interests in such units to Charter. The address for Charter Communications, Inc., CCH II, LLC, Charter Communications Holdings, LLC, Spectrum Management Holding Company, and Charter Communications Holding Company, LLC is 400 Atlantic Street, Stamford, CT 06901.

(2)
Funds affiliated with or advised by Cerberus Capital Management, L.P. have sole voting and dispositive power for 27,509,203 shares of Series B Convertible Preferred Stock, convertible at any time at the option of the holder into shares of common stock (shown on an as-converted basis including accrued dividends). The Series B Convertible Preferred Stock is convertible into common stock at the option of the holder on a one-to-one basis, subject to adjustment for accrued dividends and other items. Also reported are 26,969 shares of common stock subject to vested, deferred stock units currently held by Company director Nana Banerjee, who has assigned his rights and interests in such units to Cerberus. The address for Cerberus Capital Management, L.P. is 875 Third Avenue, 11th Floor, New York, NY 10020.

(3)
Qurate Retail, Inc. transferred its shares of Series B Convertible Preferred Stock to Qurate SCOR, LLC effective August 27, 2021, and Qurate SCOR, LLC is a "selling stockholder" in this offering. Qurate SCOR, LLC has sole voting and dispositive power for 27,509,203 shares of Series B Convertible Preferred Stock, convertible at any time at the option of the holder into shares of common stock (shown on an as-converted basis including accrued dividends). The Series B Convertible Preferred Stock is convertible into common stock at the option of the holder on a one-to-one basis, subject to adjustment for accrued dividends and other items. Qurate Retail, Inc. is the sole manager of Qurate SCOR, LLC and as such has sole voting and dispositive power over the securities held by Qurate SCOR, LLC, and therefore may be deemed to be the beneficial owner of these securities. The address for Qurate SCOR, LLC and Qurate Retail, Inc. is 12300 Liberty Boulevard, Englewood, CO 80112.

Description of Transactions with the Selling Stockholders
Purchase Agreements
On March 10, 2021 (the "Closing Date"), pursuant to the Securities Purchase Agreements, each dated as of January 7, 2021, among the Company and the selling stockholders, as purchasers, the Company issued and sold 27,509,203 shares of Series B Convertible Preferred Stock to each selling stockholder in exchange for an aggregate amount of $204,000,000 (such transactions, collectively, the "Transactions"). The proceeds of the Transactions were used to pay off certain outstanding indebtedness of the Company.
Stockholders Agreement
On the Closing Date, the Company and the selling stockholders entered into a Stockholders Agreement (the "SHA"), pursuant to which, among other things, the Company is obligated to take all necessary action (to the extent not prohibited by law) to cause the Board of Directors of the Company (the "Board") to nominate for election two individuals designated by each selling stockholder, to serve on the Board until the earlier of such time as such selling stockholder (a) beneficially owns less than 50% of the number of shares of Series B Convertible Preferred Stock held by such selling stockholder as of the Closing Date after giving effect to the Transactions ("Initial Preferred Stock Ownership") as a result of such selling stockholder's Transfer (as defined in the SHA) of such shares to any of the other selling stockholders or (b) beneficially owns Voting Stock (as defined in the SHA) representing less than 10% of the common stock (on an as-converted basis), after which time such selling stockholder's designation rights will be reduced to one designee until such time as such selling stockholder beneficially owns Voting Stock representing less than 5% of the outstanding shares of common stock (on an as-converted basis), after which time such selling stockholder will no longer have any rights to designate a nominee to serve on the Board thereunder.
Pursuant to the SHA, if one of the selling stockholders (the "Buying Stockholder") acquires from one of the other selling stockholders (the "Selling Stockholder") a number of shares of Series B Convertible Preferred Stock equal to (a) at least 50% (but less than 100%) or (b) 100% of the Selling Stockholder's Initial Preferred Stock Ownership in accordance with the terms of the SHA, the Selling Stockholder will be obligated to cause one (in the case of clause (a)) or two (in the case of clause (b)) of its designated directors to resign, and the Company will be obligated to take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint one or two, respectively, additional person(s) designated by the Buying Stockholder to fill such vacancy or vacancies, as applicable. If a Buying Stockholder acquires a number of shares of common stock equal to 10% or more of the number of shares of outstanding common stock as of such time (determined on an as-converted basis) from a person other than another selling stockholder and its Permitted Transferees (as defined in the SHA), we will be obligated to, among other things, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to (x) increase the size of the Board as required to enable the Buying Stockholder to designate one additional person to the Board, and (y) appoint such additional person designated by the Buying Stockholder to fill such newly created vacancy, in each case, on the terms and subject to the conditions set forth in the SHA. Notwithstanding anything in the SHA to the contrary, in no event will a single selling stockholder be entitled to designate a number of directors to the Board that would constitute a majority of the Board.
Effective as of the Closing Date, pursuant to the terms of the SHA and as approved by the Board, Nana Banerjee, David Kline and Brian Wendling were appointed to the Board to serve as Class I directors with terms expiring at the 2023 annual meeting of stockholders, and Charles Fisher, Itzhak Fisher and Marty Patterson were appointed to the Board to serve as Class III directors with terms expiring at the 2022 annual meeting of stockholders. Pursuant to the terms of the SHA, Nana Banerjee and Itzhak Fisher were designated by Pine Investor, LLC, Charles Fisher and David Kline were designated by Charter, and Marty Patterson and Brian Wendling were designated by Qurate Retail, Inc. Charles Fisher subsequently resigned from the Board, at which time Pierre Liduena was designated by Charter to replace him.
Subject to compliance with applicable laws, stock exchange regulations and the Settlement (as defined in the SHA), for so long as a selling stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of common stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint at least one of such selling stockholder's designees to serve on each of the compensation committee, the nominating and governance committee and the finance and acquisitions committee of the Board.
For so long as a selling stockholder beneficially owns Voting Stock representing at least 5% of the outstanding shares of common stock (on an as-converted basis), such selling stockholder (a) is entitled to appoint one observer on the Board or any committee thereof, (b) covenants to the Company that it will vote, or provide a written consent or proxy with respect to, its Voting Stock in favor of each selling stockholder's director designees and (c) agrees to vote, or provide a written consent or proxy with respect to, its Voting Stock in a neutral manner in the election of any directors nominated by the Board for election that are not designees of a selling stockholder.
Pursuant to the SHA and subject to certain exceptions, each selling stockholder agrees, for one year after the Closing Date, not to Transfer (as defined in the SHA) or enter into a cash-settled hedge with respect to any shares of Series B Convertible Preferred Stock held by such selling stockholder, including any shares of common stock issued or issuable upon conversion of such shares of Series B Convertible Preferred Stock. Thereafter, until the second anniversary of the Closing Date, and subject to customary exceptions, each selling stockholder agrees not to Transfer or enter into a cash-settled hedge with respect to more than 50% of such selling stockholder’s Initial Preferred Stock Ownership, including any shares of common stock issued or issuable upon conversion of such Series B Convertible Preferred Stock. Each selling stockholder agrees that any permitted Transfers will not be to a competitor of the Company, an activist investor or certain other restricted persons as specified in the SHA.
Pursuant to the SHA, until such time as such selling stockholder beneficially owns Voting Stock representing less than 5% of the outstanding shares of common stock (on an as-converted basis), each selling stockholder is subject to customary standstill restrictions.
Pursuant to the SHA, in the event a selling stockholder contemplates Transferring any shares of Series B Convertible Preferred Stock or common stock to another person, the other selling stockholders will each have a right of first refusal to purchase any or all of their respective pro rata portions of such shares of Series B Convertible Preferred Stock or common stock, subject to exceptions set forth in the SHA. Additionally, in the event the Company contemplates the sale or other disposition of any patents, Charter will have a right of first offer and a right of first refusal to acquire such patents, on the terms and subject to exceptions as more particularly set forth in the SHA.
Pursuant to the SHA, the prior written consent of each selling stockholder is required for the Company to effect or validate certain actions (enumerated in the SHA) for so long as such selling stockholder beneficially owns Voting Stock representing at least 10% of the outstanding shares of common stock (on an as-converted basis).
The SHA will terminate with respect to any particular selling stockholder upon the mutual agreement in writing among the Company and such selling stockholder. The SHA will terminate automatically as to any particular selling stockholder and certain transferees at such time as such selling stockholder no longer beneficially owns at least 5% of the outstanding shares of common stock (on an as-converted basis) at any time.
The foregoing description of the SHA does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the SHA, which was previously filed as Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on March 15, 2021 and is incorporated by reference in this prospectus.
Registration Rights Agreement
On the Closing Date, the Company entered into a Registration Rights Agreement (the "RRA") with the selling stockholders (together with any other party that may become a party to the RRA, "Holders") pursuant to which, among other things, and on the terms and subject to certain limitations set forth therein, the Company agreed that the future resale of Series B Convertible Preferred Stock or common stock held by any Holder, including any shares of common stock acquired by any Holder pursuant to the conversion of the Series B Convertible

Preferred Stock, and any other securities issued or issuable with respect to any such shares of common stock or Series B Convertible Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (the "Registrable Securities") will be subject to certain registration rights.
In addition, pursuant to the RRA, Holders have the right to require the Company, subject to certain limitations set forth therein, to effect a sale of any or all of their Registrable Securities by means of an underwritten offering or an underwritten block trade or bought deal. The Company is not obligated to effect any underwritten offering or underwritten block trade or bought deal (a) subject to certain exceptions, unless the dollar amount of the Registrable Securities of Holder(s) demanding such underwritten offering or underwritten block trade or bought deal to be included therein is anticipated to result in gross sale proceeds of at least $25 million, (b) if three underwritten offerings or underwritten block trades or bought deals have already been launched at the request of Holder(s) within a 365-day period or (c) during the Quarterly Blackout Period (as defined in the RRA).
The RRA also provides Holders with certain customary piggyback registration rights.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company's right to delay or withdraw a registration statement under certain circumstances.
The foregoing summary of the RRA does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the RRA, which was previously filed as Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the SEC on March 15, 2021 and is incorporated by reference in this prospectus.
Data License Agreement
On the Closing Date, the Company entered into a Data License Agreement (the "Data License Agreement") with Charter Communications Operating, LLC ("Charter Operating"), an affiliate of Charter. Under the Data License Agreement, which has a term of 10 years, Charter Operating will bill the Company for license fees according to a payment schedule that gradually increases from $10.0 million in the first year of the term to $32.3 million in the final (tenth) year of the term. The Company expects to recognize expense for the license fees ratably over the term. A portion of the annual license fees will be allocated to a base license comparable to the Company's prior license with Charter Operating. The remainder of the fees will be allocated to the additional data sets contemplated by the Data License Agreement and the designation and related endorsement of the Company as Charter Operating's preferred data measurement partner for the term.
The foregoing summary of the Data License Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Data License Agreement, which was previously filed as Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the SEC on March 15, 2021 and is incorporated by reference in this prospectus.
Other Relationships with the Selling Stockholders
In 2018, 2019 and 2020, we recognized revenue of approximately $1.2 million, $1.3 million and $1.1 million, respectively, and expense of approximately $11.1 million, $16.9 million and $17.3 million, respectively, from transactions with Charter and its affiliates in the normal course of business.
In 2018, 2019 and 2020, we recognized revenue of approximately $0.6 million, $0.7 million and $0.8 million, respectively, from transactions with Qurate Retail, Inc. and its affiliates in the normal course of business.

DESCRIPTION OF CAPITAL STOCK
The following information describes our common stock and preferred stock, as well as certain provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the SEC and are incorporated by reference herein. The following also summarizes certain provisions of the Delaware General Corporation Law (the "DGCL") and is subject to and qualified by reference to the DGCL.
General
Our authorized capital stock consists of 275,000,000 shares of common stock, par value $0.001 per share, and 90,000,000 shares of preferred stock, par value $0.001 per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of August 20, 2021, there were 82,190,562 shares of common stock issued and outstanding, held of record by 96 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of August 20, 2021.
Out of the preferred stock, as of August 20, 2021, 82,527,609 shares have been designated Series B Convertible Preferred Stock, of which 82,527,609 shares were outstanding. The Series B Convertible Preferred Stock is convertible into common stock at the option of its holders on a one-to-one basis, subject to adjustment for accrued dividends and other items.
The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws, each as amended, each of which is incorporated by reference into the registration statement of which this prospectus forms a part.
Common Stock
Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.
In all matters, other than the election of directors and except as otherwise required by law or the provisions of our certificate of incorporation or bylaws, the affirmative vote of the majority of shares present or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, including those currently outstanding and those that we may designate and issue in the future.
Our common stock is listed on the Nasdaq Global Select Market under the symbol "SCOR." The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our Board is authorized to issue shares of preferred stock in one or more series, from time to time, without stockholder approval and to establish the number of shares to be included in each such series. Our Board has the discretion to determine the designation, powers, preferences, privileges, rights, qualifications, limitations and restrictions, including voting rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.
The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the future issuance of any shares of preferred stock on the rights of holders of common stock until the Board determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:
•restricting dividends on the common stock;
•diluting the voting power of the common stock;
•impairing the liquidation rights of the common stock; and
•delaying or preventing changes in control or management of us.
We currently have 82,527,609 outstanding shares of Series B Convertible Preferred Stock. We have no other classes of preferred stock currently designated or outstanding. Preferred stock will be fully paid and nonassessable upon issuance.

Series B Convertible Preferred Stock
On March 10, 2021 (the "Closing Date"), we filed a certificate of designations, which designated 82,527,609 shares of our preferred stock as "Series B Convertible Preferred Stock" ("Certificate of Designations"). As of August 20, 2021, there were 82,527,609 shares of our Series B Convertible Preferred Stock outstanding. The Series B Convertible Preferred Stock ranks senior to our common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs.
The Series B Convertible Preferred Stock has a liquidation preference equal to the higher of (i) the initial purchase price, increased by accrued dividends per share, and (ii) the amount per share of Series B Convertible Preferred Stock that a holder would have received if such holder, immediately prior to our voluntary or involuntary liquidation, dissolution or winding up of our affairs, converted such share into common stock. The holders of Series B Convertible Preferred Stock are entitled to participate in all dividends declared on the common stock on an as-converted basis and are also entitled to a cumulative dividend at the rate of 7.5% per annum, payable annually in arrears and subject to increase under certain specified circumstances ("Annual Dividends"), in each case, on the terms and subject to the conditions set forth in the Certificate of Designations. In addition, such holders are entitled to a one-time dividend on the Series B Convertible Preferred Stock (the "Special Dividend") equal to the highest dividend that the Board determines can be paid at that time (or a lesser amount as may be unanimously agreed upon by the initial selling stockholders and certain transferees), subject to the additional conditions and limitations set forth in the SHA.
Subject to certain anti-dilution adjustments and customary provisions related to partial dividend periods, the Series B Convertible Preferred Stock is convertible at the option of the holders at any time into a number of shares of common stock equal to the Conversion Rate (as defined in the Certificate of Designations), which was initially 1:1; provided that each holder will receive cash in lieu of fractional shares (if any). At any time after the fifth anniversary of the Closing Date, we may elect to convert all of the outstanding shares of Series B Convertible Preferred Stock into shares of common stock if (a) the closing sale price of the common stock was greater than 140% of the conversion price as of such time, as may be adjusted pursuant to the Certificate of Designations, (i) for at least 20 trading days in any period of 30 consecutive trading days immediately prior to the date of notice of mandatory conversion and (ii) on the last trading day of such 30-day period and (b) the pro rata share of an aggregate of $100,000,000 in Annual Dividends and/or Special Dividends has been paid with respect to each share of Series B Convertible Preferred Stock that was outstanding as of the Closing Date and remains outstanding.
If we undergo certain change of control transactions, (a) each holder of outstanding shares of Series B Convertible Preferred Stock will have the option to require us to purchase any or all of its shares of Series B Convertible Preferred Stock at a purchase price per share of Series B Convertible Preferred Stock equal to the Liquidation Preference (as defined in the Certificate of Designations) of such share of Series B Convertible Preferred Stock as of the applicable date ("Change of Control Put") and (b) to the extent the holder has not exercised the Change of Control Put, we will have the right to redeem, subject to the holder's right to convert prior to such redemption, all of such holder's shares of Series B Convertible Preferred Stock, or if a holder exercises the Change of Control Put in part, the remainder of such holder's shares of Series B Convertible Preferred Stock, at a redemption price per share equal to the Liquidation Preference as of the date of redemption.
The holders of shares of Series B Convertible Preferred Stock are entitled to vote as a single class with the holders of the common stock and the holders of any of our other classes or series of capital stock then entitled to vote with the common stock on all matters submitted to a vote of the holders of common stock. Each holder is entitled to the number of votes equal to the product of (i) the largest number of whole shares of common stock into which all shares of Series B Convertible Preferred Stock could be converted pursuant to the Certificate of Designations multiplied by (ii) a fraction, the numerator of which is the number of shares of Series B Convertible Preferred Stock held by such holder and the denominator of which is the aggregate number of issued and outstanding shares of Series B Convertible Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of stockholders is first executed; provided, among other things, that to the extent the Series B Convertible Preferred Stock held by any initial selling stockholder and certain transferees would, in the aggregate, represent voting rights with respect to more than 16.66% of the common stock (including the Series B Convertible Preferred Stock on an as-converted basis) (the "Voting Threshold"), such initial selling stockholder and transferees and affiliates will not be permitted to exercise the voting rights with respect to any shares of Series B Convertible Preferred Stock held by them in excess of the Voting Threshold and we will exercise the voting rights with respect to such shares of Series B Convertible Preferred Stock in excess of the Voting Threshold in a neutral manner. If a holder acquires shares of Series B Convertible Preferred Stock from another holder, the acquiring holder's Voting Threshold will be increased proportionately based on the number of shares of Series B Convertible Preferred Stock that such holder acquires and the disposing holder's Voting Threshold will be decreased proportionately based on the number of shares of Series B Convertible Preferred Stock that such holder disposes of, such that the aggregate Voting Threshold of all holders of shares of Series B Convertible Preferred Stock does not exceed 49.99%.
The full text of the Certificate of Designations was previously filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on March 15, 2021. The foregoing description of the Certificate of Designations and the Series B Convertible Preferred Stock does not purport to be complete and is qualified in its entirety by reference to such exhibit.
Warrants
In June 2019, we issued Series A Warrants to CVI Investments, Inc. ("CVI Investments") in connection with a private placement that closed on June 26, 2019 (the "CVI Closing Date").

The Series A Warrants are exercisable for a period of five years from the CVI Closing Date and are currently exercisable into 5,457,026 shares of common stock. The adjusted exercise price for the Series A Warrants is $2.4719.
The exercise price for the Series A Warrants is subject to further adjustment in certain circumstances. In addition, if and to the extent the exercise of any warrants would, together with the issuances of common stock to CVI Investments on the CVI Closing Date and the shares issued pursuant to the exercise of any other warrants, result in the issuance of 20.0% or more of our outstanding common stock on the CVI Closing Date, then we intend to, in lieu of issuing such shares, settle the obligation to issue such shares in cash. CVI Investments may not exercise such warrants to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%. CVI Investments has the right, in its discretion, to raise this threshold up to 9.99% with 60 days' notice to us.
Applicable Forum, Venue, and Jurisdiction
Our bylaws establish the Court of Chancery in the State of Delaware as the exclusive forum for any derivative action or proceeding brought by or on behalf of the Company, any action asserting a breach of fiduciary duty by a director, officer or employee of the Company to the Company or its stockholders, any action asserting a claim under the DGCL, our amended and restated certificate of incorporation or bylaws, or any action asserting a claim governed by the internal affairs doctrine unless otherwise agreed to by us.
However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the extent any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute
Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:
•acquisition of us by means of a tender offer;
•acquisition of us by means of a proxy contest or otherwise; or
•removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.
Amended and Restated Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and our bylaws provide for the following:
•Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.
•Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by the Board, the chairman of the Board or the chief executive officer.
•Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.
•Board Classification. Our Board is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
•Limits on Ability of Stockholders to Act by Written Consent. We have provided in our certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.
•Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our amended and restated certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines business combination to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

PLAN OF DISTRIBUTION
We are registering the shares of Series B Convertible Preferred Stock and common stock issuable to the selling stockholders pursuant to the terms of the Series B Convertible Preferred Stock to permit the resale of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the shares offered by this prospectus. We will bear all fees and expenses incurred by us incident to the registration of the Securities offered hereby.
The selling stockholders have advised us that they may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the selling stockholders sell the Securities through underwriters or broker-dealers, the selling stockholders will be responsible for any underwriting discounts or commissions or agent's commissions. The selling stockholders have advised us that the Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•on the Nasdaq Global Select Market or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•through the writing of options, whether such options are listed on an options exchange or otherwise;
•in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•in block trades in which the broker-dealer will attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•through an exchange distribution in accordance with the rules of the applicable exchange;
•in underwritten public offerings;
•through privately negotiated transactions;
•through short sales effected after the date that the Registration Statement of which this prospectus is a part becomes effective;
•through sales pursuant to Rule 144 of the Securities Act;
•through block trades in which broker-dealers may agree with the selling stockholders to sell a specified number of such Securities at a stipulated price per share;
•through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•through a combination of any such methods of sale; and
•by any other method permitted pursuant to applicable law.
If the selling stockholders effect such transactions by selling the Securities offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Securities offered hereby or otherwise, the selling stockholders have advised us that they may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The selling stockholders have advised us that they may also sell the Securities short and deliver the Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders have advised us that they may also loan or pledge the Securities to broker-dealers that in turn may sell such shares.
The selling stockholders have advised us that they may pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the Securities offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.
At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.
Under the securities laws of some states, the Securities being offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities being offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the Securities registered pursuant to the registration statement of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities being offered hereby by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities being offered hereby to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.
We will pay all expenses of the registration of the Securities incurred by us pursuant to the registration rights agreement with the selling stockholders, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will also pay certain fees and expenses of legal counsels to the selling stockholders. We have agreed to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement with the selling stockholders, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in the registration statement of which this prospectus forms a part, or we may be entitled to contribution.
Once sold under the registration statement of which this prospectus forms a part, the Securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS
The consolidated financial statements, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (other than underwriting discounts and commissions) that we may incur in connection with the offering of the securities registered hereby, all of which will be borne by the registrant.

SEC registration fee	$73,376.94
Printing and engraving expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Total	*
* Estimated expenses not currently known.
All of the above items are subject to future contingencies.
Item 15.    Indemnification of Directors and Officers.
Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under Section 145.
Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.
We have entered into indemnification agreements with our directors and certain of our officers pursuant to which we have agreed to indemnify such persons against certain expenses and liabilities incurred or paid by such persons in connection with any proceeding arising from the fact that such person is or was a director or officer of the Company, and to advance expenses as incurred by or on behalf of such person in connection therewith.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
See "Item 17. Undertakings" for a description of the SEC's position regarding such indemnification provisions.
Item 16.    Exhibits.
The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of comScore, Inc. under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1, as amended, filed June 12, 2007) (File No. 333-141740)

3.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of comScore, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, filed June 4, 2018) (File No. 333-225400)

3.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of comScore, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on March 15, 2021) (File No. 001-33520)

3.4
Certificate of Designations of Series B Convertible Preferred Stock, par value $0.001, of comScore, Inc., dated March 10, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed March 15, 2021) (File No. 001-33520)

3.5
Amended and Restated Bylaws of comScore, Inc (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2018, filed August 10, 2018) (File No. 001-33520)

5.1**	Opinion of Vinson & Elkins LLP

10.1
Series B Convertible Preferred Stock Purchase Agreement, dated as of January 7, 2021, by and between comScore, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 8, 2021) (File No. 001-33520)

10.2
Series B Convertible Preferred Stock Purchase Agreement, dated as of January 7, 2021, by and between comScore, Inc. and Qurate Retail, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed on January 8, 2021) (File No. 001-33520)

10.3
Series B Convertible Preferred Stock Purchase Agreement, dated as of January 7, 2021, by and between comScore, Inc. and Pine Investor, LLC (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed on January 8, 2021) (File No. 001-33520)

10.4
Stockholders Agreement, dated as of March 10, 2021, by and among comScore, Inc., Charter Communications Holding Company, LLC, Qurate Retail, Inc. and Pine Investor, LLC (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, filed on March 15, 2021) (File No. 001-33520)

10.5
Registration Rights Agreement, dated as of March 10, 2021, by and among comScore, Inc., Charter Communications Holding Company, LLC, Qurate Retail, Inc. and Pine Investor, LLC (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, filed on March 15, 2021) (File No. 001-33520)

23.1**	Consent of Vinson & Elkins LLP (included in Exhibit 5.1)

23.2**	Consent of Deloitte & Touche LLP

24.1**	Powers of Attorney (included on signature pages of this registration statement)
*    To be filed by amendment or as an exhibit to a current report on Form 8-K of comScore, Inc.
**    Filed herewith.

Item 17.    Undertakings.
The undersigned registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on August 30, 2021.

COMSCORE, INC.

By:	/s/ William P. Livek
William P. Livek
Chief Executive Officer and Executive Vice Chairman

POWER OF ATTORNEY
Each person whose signature appears below appoints William P. Livek and Ashley Wright, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William P. Livek	Chief Executive Officer and Executive Vice Chairman	August 30, 2021
William P. Livek	(Principal Executive Officer)

/s/ Gregory A. Fink	Chief Financial Officer and Treasurer	August 30, 2021
Gregory A. Fink	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brent D. Rosenthal	Non-Executive Chairman	August 30, 2021
Brent D. Rosenthal

/s/ Nana Banerjee	Director	August 30, 2021
Nana Banerjee

/s/ Itzhak Fisher	Director	August 30, 2021
Itzhak Fisher

/s/ Irwin Gotlieb	Director	August 30, 2021
Irwin Gotlieb

/s/ David Kline	Director	August 30, 2021
David Kline

/s/ Pierre-Andre Liduena	Director	August 30, 2021
Pierre-Andre Liduena

/s/ Kathleen Love	Director	August 30, 2021
Kathleen Love

/s/ Martin Patterson	Director	August 30, 2021
Martin Patterson

/s/ Brian Wendling	Director	August 30, 2021
Brian Wendling